FOR IMMEDIATE RELEASE

Media Contact:
Jennifer Clay
Skechers
310-937-1326
Jennc@skechers.com

SKECHERS SENIOR EXECUTIVE TEAM EXPANDS TO DRIVE GLOBAL GROWTH WITH APPOINTMENT OF FORMER FINANCIAL
EXECUTIVE AT MATTEL AND THE WALT DISNEY COMPANY
Appointment of John Vandemore as Chief Financial Officer Allows David Weinberg to Continue Focusing
on Global Growth as Chief Operating Officer

MANHATTAN BEACH, CA. – November 15, 2017 – SKECHERS USA, Inc. (NYSE:SKX) announced today that the Company has hired John Vandemore to serve as Chief Financial Officer. This expansion of the Skechers executive team will allow David Weinberg—who had been filling both CFO and COO roles—to focus more attention on the Company’s operations in support of its continued growth around the globe. Mr. Vandemore will report directly to Mr. Weinberg and assume his new position within the next few weeks.

“With the pace of international growth we’ve been experiencing at Skechers, the addition of John (Vandemore) means I can truly focus more attention on the rapidly growing segments of our international countries, as well as those that we see having strong potential,” began Mr. Weinberg, Chief Operating Officer of Skechers. “Our success brings with it the challenge of increased pressure on reporting and John’s experience, most notably at The Walt Disney Company and Mattel, is proof that he’ll be an essential asset to me and the senior team moving forward. Further, I believe John will be key in ensuring that our financial strategy supports growth efficiency in tune with meeting our ongoing filing obligations.”

“I started Skechers 25 years ago, and for that entire journey David Weinberg has been key in making this company the incredible success that it is today,” began Robert Greenberg, Chief Executive Officer of Skechers. “As international now represents more than 50 percent of our total business, we must continue to ramp up operations and infrastructure to meet the demand. David understands how to do it the right way at the right speed to maintain our forward momentum. With John (Vandemore) handling CFO responsibilities, David will now have the bandwidth to travel and find opportunities to maximize our efficiencies around the globe. We’re fortunate to have both of these talented executives on our team, and believe this bolstering of our executive team will allow us to continue to profitably grow.”

In his ongoing role as Chief Operating Officer, Mr. Weinberg will continue to be responsible for the day-to-day operations of the Company—including planning and directing all aspects of the Company’s operational policies, objectives and initiatives, and the attainment of short- and long-term financial and operational goals to ensure future growth. He will devote particular attention to increasing efficiencies in the international business as it continues to be the main driver of overall growth. Mr. Weinberg has been with Skechers since it was founded in 1992, and was named Chief Financial Officer in 1993 and Chief Operating Officer in 2006. Since 1998, he has also served as Executive Vice President and a member of the Company’s Board of Directors.

As the CFO of Skechers, Mr. Vandemore will be responsible for overseeing the Company’s reporting and filing obligations before the United States Securities and Exchange Commission, and for directing the Company’s overall financial policies, including accounting, budget, credit, insurance, tax, and treasury. With more than two decades of business finance experience, Mr. Vandemore has served as Executive Vice President and Division Chief Financial Officer of Mattel Inc. (NASDAQ: MAT). Prior to that he was the Chief Financial Officer and Treasurer of International Game Technology Plc (NYCE: IGT)—a computerized gaming machine manufacturer. And he spent 12 years in operations and finance roles at The Walt Disney Company (NYSE: DIS) including five years as Vice President and Chief Financial Officer of Walt Disney Imagineering.

About SKECHERS USA., Inc.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 160 countries and territories worldwide via department and specialty stores, 2,438 SKECHERS Company-owned and third-party-owned retail stores, and the Company’s e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia and the Middle East, and wholly-owned subsidiaries in Canada, Japan, throughout Europe and Latin America. For more information, please visit skechers.com and follow us on Facebook(facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the uncertainty of sustained recovery in Europe; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2016 and its quarterly report on Form 10-Q for the three months ended September 30, 2017. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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